101 Munson Street

Greenfield, MA 01301

SECTION 19(a) NOTICE

Hartford, CT, January 10, 2017 — The Zweig Fund, Inc. (NYSE: ZF) declared a distribution of $1.361 per share to shareholders of record at the close of business on December 29, 2016 (ex-date January 5, 2017).

The following table sets forth the estimated amounts of the current distribution, payable January 10, 2017, and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2016 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.099	7.3%	$0.228	9.3%
Net Realized Foreign Currency Gains	—	0.0%	—	0.0%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	1.262	92.7%	2.212	90.7%
Return of Capital (or other Capital Source)	—	0.0%	—	0.0%

Total Distribution	$1.361	100.0%	$2.440	100.0%

(1)	YTD January 12, 2016 to January 11, 2017. (The distribution paid on January 11, 2016 was reportable for tax on Form 1099 in 2015)

December 30, 2016
Average Annual Total Return on NAV for the 5-year period ended this quarter (2)	7.79%
Current Fiscal YTD Annualized Distribution Rate (3)	10.79%
YTD Cumulative Total Return on NAV (4)	-1.58%
YTD Cumulative Distribution Rate (5)	18.24%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.
(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate (excluding the supplemental gain) annualized as a percentage of the Fund’s NAV at quarter end.
(4)	YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.
(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end as a percentage of the Fund’s NAV at quarter end.

Under the terms of the Fund’s Managed Distribution Plan, the Fund seeks to maintain a consistent distribution level that may be paid in part or in full from net investment income, realized capital gains, and a return of capital, or a combination thereof. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal tax purposes.

For more information on The Zweig Fund, Inc., contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

Cusip: 989834205

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101 Munson Street

Greenfield, MA 01301

SECTION 19(a) NOTICE

Hartford, CT, March 31, 2017 — The Zweig Fund, Inc. (NYSE: ZF) declared a distribution of $0.361 per share to shareholders of record at the close of business on March 24, 2017 (ex-date March 22, 2017).

The following table sets forth the estimated amounts of the current distribution, payable March 31, 2017, and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2017 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution

Net Investment Income	$0.103	28.5%	$0.103	28.5%
Net Realized Foreign Currency Gains	0.001	0.3%	0.001	0.3%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	0.156	43.2%	0.156	43.2%
Return of Capital (or other Capital Source)	0.101	28.0%	0.101	28.0%

Total Distribution	$0.361	100.0%	$0.361	100.0%

(1)	YTD January 11, 2017 to January 9, 2018. (The distribution paid on January 10, 2017 was reportable for tax on Form 1099 in 2016)

February 28, 2017
Average Annual Total Return on NAV for the 5-year period ended this quarter (2)	7.16%
Current Fiscal YTD Annualized Distribution Rate (3)	11.31%
YTD Cumulative Total Return on NAV (4)	7.44%
YTD Cumulative Distribution Rate (5)	2.83%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.
(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate (excluding the supplemental gain) annualized as a percentage of the Fund’s NAV at quarter end.
(4)	YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.
(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end as a percentage of the Fund’s NAV at quarter end.

Under the terms of the fund’s managed distribution plan, the fund seeks to maintain a consistent distribution level that may be paid in part or in full from net investment income, realized capital gains, and a return of capital, or a combination thereof. You should not draw any conclusions about the fund’s investment performance from the amount of this distribution or from the terms of the fund’s managed distribution plan. The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal tax purposes.

For more information on The Zweig Fund, Inc., contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

Cusip: 989834205

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